SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES AND EXCHANGE ACT OF 1934

Date of report (date of earliest event reported): October 17, 2013

TIANLI AGRITECH, INC.
(Exact name of registrant as specified in its charter)

British Virgin Islands	001-34799	N/A
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Suite K, 12th Floor, Building A, Jiangjing Mansion
228 Yanjiang Ave., Jiangan District, Wuhan City
Hubei Province, China 430010
(Address of principal executive offices)

Registrant’s telephone number, including area code: (+86) 27 8274 0726

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On October 17, 2013, our Board of Directors appointed Mr. Wei Gong as a Class I director to serve until the 2014 Annual Meeting of Shareholders, or his earlier death, resignation or removal.

Mr. Gong, age 59, has been a director of the Wuhan East Lake Hi-tech Innovation Centre, a business incubator, since June 1987.  From June 1985 to June 1987, Mr. Gong was part of the business management cadre of the Hanyang Iron and Steel Factory, a subsidiary of Wuhan Iron & Steel Group Corporation. From February 1982 to June 1985, Mr. Gong attended the China Central Radio & TV University to study Chinese Language and Literature. From November 1971 to February 1982, Mr. Gong has been employed by Hanyang Iron & Steel Company as Team leader and as Chairman of the Labor Union.  Mr. Gong graduated from Hubei University. He is a member of the 12th Municipal CPPCC (people's political consultative conference of Wuhan City). Mr. Gong was appointed to serve as a director for his business experience.

Item 7.01 Regulation FD Disclosure.

On October 17, 2013, we issued a press release announcing that we had received written notification from the NASDAQ Stock Market ("NASDAQ") on October 15, 2013 confirming that since the closing bid price of our common stock has been at $1.00 per share or greater for 10 consecutive business days, from October 1, 2013 to October 14, 2013, that we had regained compliance with the minimum bid price requirement of $1.00 per share required by Nasdaq Listing Rule 5550(a)(2) for continued listing of our common stock on the Nasdaq Capital Market and that the matter is now closed. A copy of the press release is attached hereto as Exhibit 99.1.

The information in this Item 7.01, including Exhibit 99.1 attached hereto, shall not be deemed as “filed” for purposes of Section 18 of the Securities Exchange Act of 1934 (the “Exchange Act”), or otherwise subject to the liability of such Section, nor shall it be deemed incorporated by reference in any filing by us under the Securities Act of 1933, as amended, or the Exchange Act, regardless of any general incorporation language in such filing, unless expressly incorporated by specific reference in such filing.

Item 8.01 Other Events.

As previously reported in our Form 8-K filed on September 30, 2013, on September 28, 2013, we entered into a subscription agreement with Wei Gong for the issuance and sale of 2,760,000 common shares, representing approximately 24.63% of the 11,204,000 common shares outstanding on September 28, 2013, for a total purchase price of $3,201,600, or $1.16 per share. However, in deference to NASDAQ Marketplace Rule 5635(d) we have only sold 2,238,000 common shares to Mr. Gong, representing approximately 19.8% of our outstanding common shares immediately prior to the sale, for a total purchase price of $2,596,080.  NASDAQ Marketplace Rule 5635(d) requires shareholder approval prior to the issuance of 20% or more of the outstanding common shares before the issuance in a private placement at a price less than the greater of book or market value, unless as a foreign private issuer such issuance does not require shareholder approval under our home country rules.  Although the per share closing price of our common shares on September 27, 2013 was $0.81, the book value per share of our common shares was greater than $1.16. Accordingly, we deferred the issuance and sale of the remaining 522,000 common shares (the “Additional Shares”), for a purchase price of $$605,520, until we obtained shareholder approval or confirmation that the issuance and sale qualify for the foreign private issuer exemption from Rule 5635(d).

We have obtained an opinion of counsel from a prominent law firm licensed to practice in the British Virgin Islands that confirms that under the laws of the British Virgin Islands shareholder approval is not required for the issuance and sale of the Additional Shares. We intend to submit the opinion to Nasdaq, and we expect to close the issuance and sale of the Additional Shares to Mr. Gong in early November 2013.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

99.1   Press release issued by Tianli Agritech, Inc. on October 17, 2013 announcing that it had received written notification from the NASDAQ Stock Market on October 15, 2013 confirming that it had regained compliance with the minimum bid price requirement of $1.00 per share for continued listing of its common stock on the Nasdaq Capital Market.

Pursuant to the requirements of the Securities and Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

TIANLI AGRITECH, INC.

By:	/S/ HANYING LI
Hanying Li
Chief Executive Officer

Dated: October 17, 2013